EXHIBIT 99.1

Technical Communications Corporation Reports Notice from Nasdaq Hearings Panel

CONCORD, Mass., Oct. 16, 2019 (GLOBE NEWSWIRE) -- Technical Communications Corporation (NasdaqCM: TCCO) today announced that on October 14, 2019, the Company received notice that the Nasdaq Hearings Panel (the “Panel”) of The Nasdaq Stock Market (“Nasdaq”) had granted the Company’s request for continued listing on Nasdaq until December 13, 2019, subject to certain conditions.   Specifically, on or before December 13, 2019, the Company must file its Annual Report on Form 10-K for the fiscal year ended September 28, 2019, which shall report over $500,000 in net income from continuing operations in order to regain compliance.

On June 25, 2019, the Company received notice from the Nasdaq Listing Qualifications Department that it did not comply with the minimum $2.5 million shareholders’ equity requirement in Listing Rule 5550(b)(1) or meet the applicable alternative standards.  Pursuant to such notice, the Company was granted until July 8, 2019 to submit a plan to Nasdaq to regain compliance.  The Company timely submitted such plan, but it was not accepted by Nasdaq.  The Company requested a hearing, held on September 5, 2019, to discuss the Qualification Department’s decision issued on July 16, 2019 to deny the Company’s request for continued listing of its securities.  The Panel’s decision, as issued on October 14, 2019, followed such hearing and grants the Company until December 13, 2019 to demonstrate compliance with the net income alternative standard under the Rule.

In order to fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on Nasdaq . In the event the Company is unable to do so, its securities may be delisted.

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended June 29, 2019, March 30, 2019 and December 29, 2018 and its Annual Report on Form 10-K for the fiscal year ended September 29, 2018 and the “Risk Factors” section included therein.

Michael P. Malone
Chief Financial Officer
(978) 287-5100
www.tccsecure.com